Filed Pursuant to Rule 424(b)(2)
File Number 333-169119

Product Supplement No. FX STEP UP-1

(To Prospectus dated August 31, 2010

and Series A Prospectus Supplement dated May 27, 2011)

January 18, 2012

Currency-Linked Step Up Notes

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The Currency-Linked Step Up Notes (the “notes”) are unsecured senior debt securities issued by Barclays Bank PLC. If your notes provide for the possibility of a payment at maturity that is less than 100% of the principal amount, you must be willing to lose up to the percentage of your investment indicated in the applicable term sheet. Any payment due on the notes, including any payment of the principal amount, is subject to our credit risk.

•	We will not pay interest on the notes.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the underlying “Exchange Rate Measure,” which will be a currency exchange rate or a basket of two or more currency exchange rates.

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At maturity, you will receive a cash payment per unit of the notes (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Exchange Rate Measure from the Starting Value to the Ending Value (each as defined herein), calculated as described in this product supplement.

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Subject to our credit risk, in no case will you receive a Redemption Amount that is less than a minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the Original Offering Price (as defined herein), as specified in the applicable term sheet.

•	Unless the applicable term sheet provides otherwise:

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If the Ending Value is less than the Starting Value, then the Redemption Amount will equal the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage change in the value of the Exchange Rate Measure from the Starting Value to the Ending Value.

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If the Ending Value is equal to or greater than the Starting Value but equal to or less than the Step Up Value (as defined herein), then the Redemption Amount will equal the Original Offering Price plus the Step Up Payment (as defined herein).

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If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage increase in the value of the Exchange Rate Measure from the Starting Value to the Ending Value, subject to a Capped Value (as defined herein), if applicable.

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The Starting Value will be set to 100 on the date the notes are priced for initial sale to the public (the “pricing date”). The Step Up Value will be a specified percentage above the Starting Value and will be determined on the pricing date. The Ending Value will be the value of the Exchange Rate Measure on a calculation day (as defined herein) shortly before the maturity date of the notes, determined as described in this product supplement.

•	The “Step Up Payment” will be determined on the pricing date and will be a dollar amount that will be equal to a percentage of the Original Offering Price per unit.

•	If specified in the applicable term sheet, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

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The notes will be issued in denominations of whole units. Each unit will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”). The term sheet may also set forth a minimum number of units that you must purchase.

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If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer the notes.

The notes are unsecured and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-9.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any currency that comprises the Exchange Rate Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

What are the notes?

The notes are senior unsecured debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date. We will not make any payments on the notes until maturity.

The notes obligate the issuer, subject to our credit risk, to repay a pre-determined percentage of the principal amount at maturity. Such percentage will be specified in the applicable term sheet for your notes and will be up to 100%. The notes are designed for investors who want exposure to a specific Exchange Rate Measure, and who anticipate that the value of the Exchange Rate Measure will increase from the Starting Value to the Ending Value, as described herein. If you invest in the notes, you must be willing to forgo interest payments on your investment, such as fixed or floating interest rates paid on conventional non-callable debt securities. If your notes provide for the possibility of a payment at maturity that is less than 100% of the principal amount, you must be willing to bear the risk of loss of some of your investment. If a Capped Value is specified in the applicable term sheet, you must be willing to accept a return that will not exceed the return represented by the Capped Value.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that their return is linked to the performance of the underlying Exchange Rate Measure, and you will not receive interest payments.

Is it possible for you to lose some or all of your investment in the notes?

Unless otherwise specified in the applicable term sheet, we will be obligated to pay 100% of the principal amount of the notes at maturity, subject to our ability to satisfy our obligations as they become due. If the applicable term sheet provides that your notes can pay less than 100% of their principal amount at maturity, then the Minimum Redemption Amount for your notes can be less than the Original Offering Price, and you may lose up to the percentage of your investment specified in the applicable term sheet if the Ending Value is less than the Starting Value, as described more fully herein.

Any payment to be made on the notes, including the Minimum Redemption Amount, depends on our ability to satisfy our obligations as they become due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your notes.

Further, if you are able to sell your notes prior to maturity, you may find that the market value per note is significantly less than the Original Offering Price.

What is the Exchange Rate Measure?

The Exchange Rate Measure will consist of one or more exchange rates that will be specified in the applicable term sheet. Each exchange rate will be expressed as the number of units of one currency (an “underlying currency”) for which one unit of another currency (the “base currency”) can be exchanged. The Exchange Rate Measure may consist of a group, or “Basket,” of currency exchange rates. The Exchange Rate Measure will not change during the term of the notes, except as described in “Description of the Notes—Successor Currencies” herein.

Each term sheet will set forth information as to the historical values of the applicable Exchange Rate Measure. However, historical values of the Exchange Rate Measure are not indicative of the future performance of the Exchange Rate Measure or the performance of your notes.

How is the Redemption Amount calculated?

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal (subject to the Capped Value for your notes, if applicable):

Original Offering Price + Original Offering Price ×	(	Ending Value – Starting Value	)
Starting Value

The “Step Up Value” will be a value of the Exchange Rate Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value, the Step Up Payment described above will yield a greater return on your notes (excluding any tax consequences of investing in the notes) at maturity than the percentage increase in the Exchange Rate Measure. If the Ending Value is greater than the Step Up Value, then your return on the notes at maturity will be equal to the percentage increase in the Exchange Rate Measure, subject to the Capped Value for your notes, if applicable.

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal the greater of:

(i)    the Minimum Redemption Amount; and

(ii) Original Offering Price + Original Offering Price ×	(	Ending Value – Starting Value	)
Starting Value

The “Minimum Redemption Amount” will be a dollar value per unit set forth in the applicable term sheet, which may be less than or equal to the Original Offering Price. In no event will the Redemption Amount be less than the Minimum Redemption Amount. If the applicable term sheet provides that your notes can pay less than 100% of their principal amount at maturity, you may receive a Redemption Amount that is less than the Original Offering Price of your notes. Any payment on the notes, including the payment of any Minimum Redemption Amount, is subject to our credit risk and is not guaranteed by any third party.

Unless otherwise specified in the applicable term sheet, the “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

If a “Capped Value” is described in the applicable term sheet, then in no event will the Redemption Amount for each unit exceed the Capped Value. We will determine the applicable Capped Value, if any, on the pricing date of the notes, and if applicable, we will specify the Capped Value in the term sheet.

How will the Starting Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” of the Exchange Rate Measure will be set to 100 on the pricing date.

How will the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the value of the Exchange Rate Measure on a specific calculation day that will be set forth in the applicable term sheet, as determined by the calculation agent (as defined herein).

Unless otherwise specified in the applicable term sheet, the value of the Exchange Rate Measure on the calculation day will be (i) 100 plus (ii) 100 multiplied by the sum of the Weighted Returns (as defined herein) for each exchange rate.

Unless otherwise set forth in the applicable term sheet, the value of the Exchange Rate Measure will increase as the sum of the applicable Weighted Returns increases, and will decrease as the sum of the Weighted Returns decreases.

Unless otherwise set forth in the applicable term sheet, the “Weighted Return” with respect to each applicable exchange rate will be determined by the calculation agent using one of the formulas set forth in the section entitled “Description of the Notes—The Starting Value and the Ending Value—Ending Value.” These formulas compare the applicable exchange rate or exchange rates as of the calculation day to a time on or around the pricing date, as set forth in the applicable term sheet.

The “calculation day” will be a business day, a Currency Business Day (each as defined herein), or a day that is both a business day and a Currency Business Day, as specified in the applicable term sheet. The calculation day will occur shortly before the maturity date.

How will each exchange rate be determined?

Each exchange rate will be determined by the calculation agent in the manner specified in the applicable term sheet. Please see the section “Description of the Notes—The Starting Value and the Ending Value—Ending Value” for additional information.

Is the return on the notes limited in any way?

Yes, but only if the applicable term sheet for your notes provides for a Capped Value. In such event, your investment return, if any, is limited to the return represented by that Capped Value. If a Capped Value is applicable to your notes, the term sheet will set forth examples showing the impact of the Capped Value on the Redemption Amount.

Who will determine the Redemption Amount?

The calculation agent will make all calculations associated with the notes, such as determining the Weighted Returns, the Ending Value, the values of the exchange rates, and the Redemption Amount. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates, including Merrill Lynch Capital Services, Inc. (“MLCS”), to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have the right to receive the currencies that are represented by the Exchange Rate Measure?

No. You will have no right to receive any of the currencies that are represented by the Exchange Rate Measure as a result of an investment in the notes. The notes will be denominated in U.S. dollars and the Redemption Amount will be payable only in U.S. dollars.

Who are the agents for the notes?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The agents may solicit offers to purchase the notes from non-U.S. investors only in reliance on available private placement exemptions. See also the section entitled “Plan of Distribution” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

The following discussion applies only to notes with a Minimum Redemption Amount equal to at least 85% of the principal amount of the notes.

Except as otherwise provided in the applicable term sheet, we intend to treat the notes as debt instruments that provide for contingent interest for U.S. federal income tax purposes, and the discussion herein assumes that your notes will be so treated.

In the opinion of our counsel, Sullivan & Cromwell LLP, subject to the assumptions set forth below under “Supplemental Material U.S. Federal Income Tax Considerations”, the notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of such notes over their term based on the comparable yield for the notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which holders of such notes will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the notes and thereafter would be capital loss. If you are a secondary purchaser of such notes, the tax consequences to you may be different.

For a further discussion, please review the section entitled “Supplemental Material U.S. Federal Income Tax Considerations” below.

Will the notes be listed on an exchange?

If provided for in the applicable term sheet, we will apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-6 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed herein, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the Original Offering Price, then your investment may result in a loss. We will not repay you a fixed amount on your notes at maturity. Instead, the Redemption Amount will depend on the direction of and percentage change in the value of the Exchange Rate Measure to which your notes are linked.

You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk. If the Ending Value is less than the Starting Value, and if the Minimum Redemption Amount is less than the Original Offering Price, your investment will result in a loss.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

If specified in the applicable term sheet, your return, if any, is limited to the return represented by the Capped Value. Although any positive return on notes is based on the increase in the Exchange Rate Measure, if a Capped Value is applicable to your notes, in no event will you receive a Redemption Amount greater than the applicable Capped Value. In other words, your opportunity to participate in possible increases in the value of the Exchange Rate Measure through an investment in the notes is limited to the return represented by the Capped Value that may be set forth in the applicable term sheet. In contrast, a direct investment in the Exchange Rate Measure or the relevant currencies would allow you to receive the full benefit of any appreciation in the value of the applicable exchange rates.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Exchange Rate Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date. If we default upon our financial obligations, you may not receive the Redemption Amount payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to the maturity date may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Exchange Rate Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Exchange Rate Measure. In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in an Exchange Rate Measure or the relevant currencies, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Exchange Rate Measure may at any time have significantly different views from our views and the views of these entities. You are encouraged to derive information concerning an Exchange Rate Measure or any relevant currencies from multiple sources, and you should not rely on our views or the views expressed by these entities.

The costs of developing, hedging, and distributing the notes are reflected in the initial offering price, and will not be reflected in secondary market prices. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable agent with compensation for its services in developing the securities. The price, if any, at which you could sell the notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the underwriting discounts paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any agent or broker dealer, or the listed price in the case of listed notes, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the applicable Exchange Rate Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discounts paid with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in any secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Exchange Rate Measure. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that an agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which an agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure. Changes in the value of the Exchange Rate Measure during the term of the notes before the applicable calculation day will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value. No other values of the Exchange Rate Measure will be taken into account. As a result, you may receive a Redemption Amount that is not significantly higher than the Minimum Redemption Amount (or in the case of notes that have a Minimum Redemption Amount that is less than the Original Offering Price, a Redemption Amount that is less than the Original Offering Price of your notes), even if the value of the Exchange Rate Measure has increased at certain times during their term before decreasing to a value on the calculation day that is less than the Starting Value.

If the Exchange Rate Measure to which your notes are linked is a Basket, changes in one or more exchange rates in the Basket may be offset by changes in one or more other exchange rates in the Basket. If the Exchange Rate Measure to which your notes are linked consists of a Basket, a change in one or more of the applicable exchange rates may not correlate with changes in one or more of the other applicable exchange rates. At a time when the value of one or more of the relevant currencies changes, the value of the other currencies may not change as much, or may even change in the opposite direction. Therefore, in calculating the Ending Value as of the calculation day, changes in the values of one or more of the relevant currencies may be moderated, or wholly offset, by lesser changes or changes in the opposite direction, in the values of the other relevant currencies. If the weightings of the applicable exchange rates are not equal, changes in the exchange rates which are more heavily weighted could have a disproportionately adverse impact upon the notes.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated herein. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Exchange Rate Measure. Because the Redemption Amount will be determined by reference to the value of the Exchange Rate Measure on the applicable calculation day, we anticipate that the market value of the notes at any time will depend substantially on applicable exchange rates. These exchange rates will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets and the foreign exchange markets generally. Even if the value of the Exchange Rate Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the applicable exchange rates will continue to fluctuate until the Ending Value is determined. If you sell your notes when the value of the Exchange Rate Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Exchange Rate Measure decreases, and increase as the value of the Exchange Rate Measure increases. However, as the value of the Exchange Rate Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed that Capped Value, we do not expect that the notes will trade in any secondary market above that Capped Value.

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Exchange Rate Movements and Volatility. Foreign exchange rates represent the number of units of an underlying currency for which one unit of a base currency can be exchanged. The value of an exchange rate increases when an underlying currency depreciates relative to the applicable base currency, and decreases when an underlying currency appreciates relative to that base currency. Changes in and the volatility of the applicable exchange rates could have a negative impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States and the foreign countries in which the relevant currencies are issued or used, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect foreign exchange markets generally, may affect the value of the Exchange Rate Measure and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect, but cannot provide any assurances, that the market value of the notes will increase. The level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Exchange Rate Measure or the relevant currencies, and, thus, the market value of the notes may be adversely affected. Increases or decreases in interest rates in the countries in which each base currency and each underlying currency are issued or used may affect the economies of these countries, and in turn, the respective exchange rates, which may adversely affect the market value of the notes. In addition, increases or decreases in the level of interest rates in the country that issued the base currency which are greater than or less than those of the country that issued the underlying currency may also adversely impact each applicable exchange rate, and therefore, the value of the notes.

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Time to Maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the value of the Exchange Rate Measure. This difference will reflect a time premium or discount due to expectations concerning the value of the Exchange Rate Measure during the period before the applicable maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the Exchange Rate Measure.

Our purchases and sales, and those of the agents, may affect your return. We, the agents, and our respective affiliates may from time to time buy or sell the relevant currencies or futures or options contracts on those currencies for our own or their own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the applicable exchange rates and, in turn, the value of the Exchange Rate Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of an Exchange Rate Measure or the value of the relevant currencies.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you. We, the agents, and our respective affiliates may engage in trading activities related to the Exchange Rate Measure and the relevant currencies that are not for your account or on your behalf. We, the agents, and our respective affiliates from time to time may buy or sell the relevant currencies or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Exchange Rate Measure. These trading and underwriting activities could affect the Exchange Rate Measure in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Exchange Rate Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

These hedging transactions may be entered into on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. These activities could increase the value of the Exchange Rate Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we, the agents, and our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We, the agents, and our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers or their other customers, and in accounts under our management or under their management. These trading activities, if they influence the Exchange Rate Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities, and those of the agents, may affect your return at maturity and the market value of the notes. We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Exchange Rate Measure. Accordingly, these hedging activities may increase or decrease the market value of the notes on the applicable calculation day and the applicable Redemption Amount. In addition, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in the notes. We, the agents, and our respective affiliates may hold or resell the notes. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. Although we have no reason to believe that any of those activities will have a material impact on the value of the Exchange Rate Measure, we cannot assure you that these activities will not affect the value of the Exchange Rate Measure and the market value of the notes prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether the value of an exchange rate can be obtained on the calculation day, and in connection with judgments that the calculation agent would be required to make if the value of an exchange rate is unavailable. The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return at maturity and the market value of the notes” above.

U.S. taxpayers holding the notes will be required to pay taxes on their notes each year and any gain recognized will be ordinary income. The following discussion applies only to notes with a Minimum Redemption Amount equal to at least 85% of the principal amount of the notes. The notes will generally be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If your notes are so treated and you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the notes over their term based on the comparable yield for the notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. If you are a secondary purchaser of such notes, the tax consequences to you may be different. You should consult your tax advisor as to the U.S. federal income tax consequences of investing in the notes.

For further discussion, please review the section entitled “Supplemental Material U.S. Federal Income Tax Considerations” below.

Risks Relating to the Exchange Rate Measure

The Redemption Amount will depend on the applicable exchange rates, which are affected by many complex factors outside of our control. The value of any exchange rate may be affected by complex political and economic factors. Each exchange rate is at any moment a result of the supply and demand for the applicable base currency relative to its applicable underlying currency, and changes in an exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each underlying currency or base currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The Exchange Rate Measure could be affected by the actions of the applicable governments. Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing the notes is that their liquidity, market value, and the Redemption Amount could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. Unless otherwise set forth in the applicable term sheet, there will be no adjustment or change in the terms of the notes in the event that an exchange rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments (except for the limited instance of the issuance of a replacement currency, as more fully described herein in the section entitled “Description of the Notes—Successor Currencies”) affecting any currency.

Even though currencies trade around-the-clock, the notes will not trade around-the-clock and the prevailing market prices for the notes may not reflect the underlying exchange rates. The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for the notes. The hours of trading for the notes will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to movements occurring in the applicable foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information.

However, this information will not necessarily be reflected in the value of the applicable exchange rates used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.

Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of the notes. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable currencies and, therefore, adversely affect the value of the notes.

Other Risk Factors Relating to the Exchange Rate Measure

The applicable term sheet may set forth additional risk factors as to the Exchange Rate Measure that you should review prior to investing in the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. We cannot otherwise redeem notes prior to the maturity date. Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

We will not pay interest on the notes.

We will issue notes in the denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal (subject to the Capped value for your notes, if applicable):

Original Offering Price + Original Offering Price ×	(	Ending Value – Starting Value	)
Starting Value

The “Step Up Value” will be a value of the Exchange Rate Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value, the Step Up Payment described above will yield a greater return on your notes (excluding any tax consequences of investing in the notes) at maturity than the percentage increase in the Exchange Rate Measure. If the Ending Value is greater than the Step Up Value, then your return on the notes at maturity will be equal to the percentage increase in the Exchange Rate Measure (subject to the Capped Value, if applicable).

•	If the Ending Value is less than the Starting Value, then the Redemption Amount will equal the greater of:

(i)    the Minimum Redemption Amount; and

(ii) Original Offering Price + Original Offering Price ×	(	Ending Value – Starting Value	)
Starting Value

The “Minimum Redemption Amount” will be a dollar value per unit set forth in the applicable term sheet, which may be less than or equal to the Original Offering Price. In no event will the Redemption Amount be less than the Minimum Redemption Amount. If the applicable term sheet provides that your notes can pay less than 100% of their principal amount at maturity, you may receive a Redemption Amount that is less than the Original Offering Price of your notes.

Unless otherwise specified in the applicable term sheet, the “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

If a “Capped Value” is described in the applicable term sheet, then in no event will the Redemption Amount for each unit exceed the Capped Value. We will determine the applicable Capped Value, if any, on the pricing date of the notes, and if applicable, we will specify the Capped Value for your notes in the term sheet.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” of the Exchange Rate Measure will be set to 100 on the pricing date.

We will assign each exchange rate a weighting (an “Exchange Rate Weighting”) so that each exchange rate represents a percentage of the Starting Value on the pricing date, as follows:

•	If the Exchange Rate Measure consists of a single exchange rate, its Exchange Rate Weighting will be 100%.

•

If the Exchange Rate Measure is a Basket, then the sum of each Exchange Rate Weighting will equal 100%. We may assign equal Exchange Rate Weightings to the applicable exchange rates in a Basket, or we may assign unequal Exchange Rate Weightings to them.

In each case, the Exchange Rate Weightings will be set forth in the applicable term sheet. The Exchange Rate Weightings will be fixed, and will not change during the term of the notes.

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the value of the Exchange Rate Measure on a specific calculation day that will be set forth in the applicable term sheet, as determined by the calculation agent.

Unless otherwise specified in the applicable term sheet, the value of the Exchange Rate Measure on the calculation day will be (i) 100 plus (ii) 100 multiplied by the sum of the Weighted Returns for each exchange rate.

The “Weighted Return” with respect to an exchange rate will be determined by the calculation agent using one of the following formulas:

(a) Exchange Rate Weighting ×	(	Final Exchange Rate – Initial Exchange Rate	)
Initial Exchange Rate

(b) Exchange Rate Weighting ×	(	Final Exchange Rate – Initial Exchange Rate	)
Final Exchange Rate

(c) Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Initial Exchange Rate

or

(d) Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

The applicable formula will depend upon the market convention used for quoting the applicable exchange rate, and the terms of the applicable notes, and will be set forth in the applicable term sheet.

Unless otherwise set forth in the applicable term sheet, the value of the Exchange Rate Measure will increase as the sum of the applicable Weighted Returns increases, and will decrease as the sum of the Weighted Returns decreases.

Unless otherwise set forth in the applicable term sheet, the formulas in (a) and (b) above will result in the Weighted Return being negative when the value of the underlying currency appreciates relative to the base currency, and being positive when the value of the underlying currency depreciates relative to the base currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) above will result in the Weighted Return being positive when the value of the underlying currency appreciates relative to the base currency and being negative when the value of the underlying currency depreciates relative to the base currency.

The “calculation day” will be a business day, a Currency Business Day or a day which is both a business day and a Currency Business Day, as specified in the applicable term sheet. The calculation day will occur shortly before the maturity date.

A “business day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York or London are authorized or required by law, regulation, or executive order to close.

A “Currency Business Day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue the applicable currency are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

Unless otherwise set forth in the applicable term sheet, if the calculation agent determines that the scheduled calculation day is not a business day and/or a Currency Business Day, as applicable, by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the Ending Value on the next applicable business day and/or Currency Business Day, as applicable. If no such days occur prior to the second scheduled business day before the maturity date of the notes, the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on that day in a manner which the calculation agent considers commercially reasonable under the circumstances.

Determination of Exchange Rates

The applicable exchange rates on the pricing date and on the calculation day will be determined by the calculation agent in the manner specified in the applicable term sheet.

Unless otherwise set forth in the applicable term sheet, the “Initial Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the pricing date.

The “Final Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the calculation day.

Successor Currencies

If a base currency applicable to your notes is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the base currency’s country or jurisdiction, the calculation agent will, when determining the applicable Weighted Return, calculate the applicable Final Exchange Rate by using the exchange rate of the applicable underlying currency relative to the New Currency on the calculation day, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable base currency represented by one unit of the New Currency. Conversely, in the event an underlying currency applicable to your notes is replaced by a New Currency, the calculation agent will, when determining the applicable Weighted Return, calculate the Final Exchange Rate by using the exchange rate of the New Currency relative to the applicable base currency on the calculation day, multiplied by the number of units of the applicable underlying currency represented by one unit of the New Currency. No other changes will be made to the terms of your notes as a result of such replacement.

As an example of the calculation described above, if a base currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that base currency, the Final Exchange Rate would be calculated by using the applicable exchange rate of the applicable underlying currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an underlying currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that underlying currency, the Final Exchange Rate would be calculated by using the applicable exchange rate of the New Currency (relative to the applicable base currency) multiplied by 1,000.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Weighted Returns, the Ending Value, the value of the exchange rates, the Redemption Amount, any New Currencies, business days, and Currency Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates, including MLCS, to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the senior indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy, or insolvency of, or any analogous proceeding is filed with respect to us, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

Listing

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or will remain listed for the entire term of your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described under the heading “Plan of Distribution” beginning on page S-122 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate public offering price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

No agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. This discussion applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle or a hedging or conversion transaction for tax purposes

•	a person that purchases or sells the notes as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion deals only with notes that are due to mature no more than 30 years from their date of issue. In addition, in the absence of a statement to the contrary in the applicable term sheet, this disclosure applies only (1) to notes with a Minimum Redemption Amount that is equal to or greater than 85% of their Original Offering Price, (2) to notes where the present value of the Minimum Redemption Amount is greater than the present value of the excess of the projected payment at maturity (determined under the rules described below) over the Minimum Redemption Amount, (3) to notes that do not provide for a single payment schedule that is significantly more likely than not to occur, and (4) to notes with a term of more than one year. Any particular offering of notes may also have features or terms that cause the U.S. federal income tax treatment of such notes to differ materially from the discussion below. If such features are applicable to any particular offering of notes, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering. This discussion also assumes that each offering of notes will be issued according to procedures that will allow all notes in that offering to be treated, under relevant U.S. Treasury Regulations, as part of the same “issue.”

If a partnership holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except as noted under “—Non U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

General

In the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC, the notes should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.

Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the notes should not be foreign currency denominated debt instruments because the “predominant” currency of notes is the U.S. dollar. Accordingly, we will treat the notes as being denominated in U.S. dollars, and payments on notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under these rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the notes prior to your receipt of cash attributable to that income. Prospective purchasers can obtain the comparable yield and projected payment schedule of the notes by contacting Structuring, Investors Solutions Americas at (212) 528-7198.

The amount of interest that you will be required to include in income in each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the issue price of the notes for U.S. federal income tax purposes (which we generally expect will equal the Original Offering Price for the notes) plus any interest that has accrued on the notes (under the rules governing contingent payment debt instruments).

In addition to accruing interest income in accordance with the comparable yield provided by Barclays Bank PLC, you will be required to make adjustments (as described below) if the actual amount you receive at maturity differs from the projected payment at maturity (based on the projected payment schedule provided by Barclays Bank PLC).

If the payment you receive at maturity with respect to your notes exceeds the projected payment at maturity, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in the taxable year that includes the maturity date.

If the payment you receive at maturity with respect to the notes is less than the projected payment at maturity, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for the taxable year that includes the maturity date, (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, and (c) to the extent of any excess after the application of (a) and (b), give rise to a capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize that ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule provided by Barclays Bank PLC in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule. Because any Form 1099-OID that you receive will not reflect the effects of the positive or negative adjustments described above, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Holders that Purchase Notes for an Amount that Differs from the Notes’ Adjusted Issue Price. If you purchase notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase (including if you purchase your notes at original issuance for an amount that differs from the Original Offering Price), you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If your notes are listed on an exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of your notes to the extent that the yield on the notes, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for your notes. The applicable U.S. federal rate will be the U.S. federal short-term rate, if your notes are expected to mature within three years of the date you purchase your notes, the U.S. federal mid-term rate, if your notes are expected to mature more than three years but within nine years from the date you purchase your notes, or the U.S. federal long-term rate, if your notes are expected to mature more than nine years from the date you purchase your notes. These rates are published monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short-term, mid-term and long-term U.S. government obligations, respectively.

If you purchase notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Treatment Upon Sale or Exchange. You will recognize gain or loss upon the sale or exchange of the notes in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above under “—Holders that Purchase Notes for an Amount that Differs from the Notes’ Adjusted Issue Price”. Any gain you may recognize upon the sale or exchange of the notes will be ordinary interest income. Any loss you may recognize upon the sale of the notes will be ordinary loss to the extent the interest you included as income in the current or previous taxable years in respect of the notes, and thereafter will be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize that ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Additional Considerations

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, which may include your notes) as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. person that recognizes a loss with respect to a debt security that is attributable to changes in the spot exchange rate of a foreign currency may be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. It is not clear whether this reporting obligation applies to any losses that you recognize in respect of the notes. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. persons that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the notes.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Information Reporting and Backup Withholding. Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest (within the meaning of ERISA) or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the securities on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the securities, (y) neither Barclays Bank PLC, MLPF&S, or any other placement agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.